EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
The Brink’s Company:

We consent to use of our reports dated February 25, 2010, with respect to the consolidated balance sheets of The Brink’s Company and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of income, comprehensive income (loss), shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2009, and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 10-K of The Brink’s Company, incorporated herein by reference.

Our report relating to the consolidated financial statements refers to the Company’s adoption of the provisions of Statement of Financial Accounting Standards No. 141 (R), Business Combinations (included in FASB ASC Topic 805, Business Combinations), effective January 1, 2009, and Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements an Amendment of ARB No. 51 (included in FASB ASC Topic 810, Consolidation), effective January 1, 2009.

/s/ KPMG LLP

Richmond, Virginia
March 19, 2010